EXHIBIT 10.2

COALOGIX INC.

AMENDED AND RESTATED

STOCKHOLDERS’ AGREEMENT

TABLE OF CONTENTS

	9.2.	Employee Agreements	14
	9.3.	Employee Vesting	14
	9.4.	Board of Directors	15
	9.5.	Meetings of the Board of Directors	15
	9.6.	Successor Indemnification	15
	9.7.	Transactions with Related Parties	15
	9.8.	Actions Requiring Majority Stockholder Approval	15
	9.9.	Actions Requiring Super-Majority Stockholder Approval	16
	9.10.	Termination of Covenants	17
10.	Miscellaneous		17
	10.1.	Transfers, Successors and Assigns	17
	10.2.	Governing Law	17
	10.3.	Counterparts	17
	10.4.	Titles and Subtitles	17
	10.5.	Notices	17
	10.6.	Amendments and Waivers	18
	10.7.	Severability	18
	10.8.	Additional Stockholders	18
	10.9.	Entire Agreement	19
	10.10.	Transfers of Rights	19
	10.11.	Delays or Omissions	19
	10.12.	Effectiveness	19
	10.13.	Legend on Stock Certificates	19
Schedule A		- Schedule of Stockholders

EXECUTION VERSION

AMENDED AND RESTATED
STOCKHOLDERS’ AGREEMENT

THIS AMENDED AND RESTATED STOCKHOLDERS’ AGREEMENT (the “Agreement”) is made as of April 8, 2009 by and among CoaLogix Inc., a Delaware corporation (the “Company”), and each of the stockholders listed on Schedule A hereto, each person to whom the rights of a Stockholder are assigned pursuant to Section 10.1 and each person who hereafter becomes a signatory to this Agreement pursuant to Section 10.8 (each, a “Stockholder” and, collectively, the “Stockholders”).

RECITALS

WHEREAS, the Company, EnerTech (as defined below) and Acorn Energy (as defined below) previously entered into that certain Stockholders’ Agreement as of February 29, 2008 (the “Original Agreement”), and such parties desire to amend and restate the Original Agreement as set forth in this Agreement; and

WHEREAS, EnerTech, Acorn Energy and the individual Management Stockholders listed on Schedule A (collectively, the “Purchasers”) and the Company are parties to the Common Stock Purchase Agreement dated the date hereof (the “Purchase Agreement”); and

WHEREAS, in order to induce the Purchasers to enter into the Purchase Agreement and to induce the Purchasers to invest funds in the Company pursuant to the Purchase Agreement, the Stockholders and the Company hereby agree that this Agreement shall govern the rights of the Stockholders to receive certain information from the Company, to participate in future equity offerings by the Company and certain other matters as set forth in this Agreement;

NOW, THEREFORE,  for and in consideration of the mutual promises of the parties hereto and other good and valuable consideration, the receipt of sufficiency of which are hereby acknowledged, the parties hereto do hereby agree to amend and restate the Original Agreement in its entirety, and the Original Agreement is hereby amended and restated in its entirety as follows.

1.  Definitions.  For purposes of this Agreement:

“Acorn Energy” shall mean Acorn Energy, Inc and it Affiliates.

“Affiliate” shall mean with respect to any individual, corporation, partnership, association, trust, or any other entity (in each case, a “Person”), any Person which, directly or indirectly, controls, is controlled by or is under common control with such Person, including, without limitation any general partner, officer or director of such Person and any venture capital fund now or hereafter existing which is controlled by or under common control with one or more general partners or shares the same management company with such Person.

“Common Stock” shall mean shares of the Company’s common stock, $0.001 par value per share.

“Company Notice” means written notice from the Company notifying a selling Stockholder that the Company intends to exercise its Right of First Refusal as to some or all of the Transfer Stock with respect to any Proposed Transfer.

“EnerTech” shall mean EnerTech Capital Partners III L.P. and its Affiliates.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“GAAP” shall mean U.S. generally accepted accounting principles.

 “IPO” means the Company’s first underwritten public offering of its Common Stock under the Securities Act.

“Key Holders” means Acorn Energy and EnerTech, so long as they are Stockholders owning at least five percent (5.0%) of the issued and outstanding capital stock of the Company. If either Acorn Energy or EnerTech no longer owns at least five percent of the issued and outstanding capital stock of the Company, but still owns some capital stock of the Company, such former Key Holder shall still be a Stockholder.

“Key Holder Secondary Notice” means written notice from a Key Holder notifying the Company and the selling Key Holder or Stockholder, as the case may be, that such Key Holder intends to exercise its Secondary Refusal Right as to a portion of the Transfer Stock with respect to any Proposed Transfer.

“Key Holder Stock” means any Common Stock now owned or subsequently acquired by any Key Holder or such Key Holder’s permitted transferees or assigns.

“Management Stockholder” means a Stockholder currently employed in the management of the Company, for so long as such Stockholder is employed in such a capacity.

“New Securities” shall mean equity securities of the Company, whether now authorized or not, or rights, options, or warrants to purchase said equity securities, or securities of any type whatsoever that are, or may become, convertible into or exchangeable into or exercisable for said equity securities (collectively “New Securities”).

“Proposed Transfer” means any proposed assignment, sale, offer to sell, pledge, mortgage, hypothecation, encumbrance, disposition of or any other like transfer or encumbering of any Common Stock (or any interest therein) proposed by any of the Stockholders; provided that Proposed Transfer shall not include any merger, consolidation or like transfer effected pursuant to a vote of the Stockholders of Common Stock of the Company.

“Proposed Transfer Notice” means written notice from a Stockholder setting forth the terms and conditions of a Proposed Transfer.

“Prospective Transferee” means any Person to whom a Stockholder proposes to make a Proposed Transfer.

 “Registrable Securities” means (i) the Common Stock owned by either Key Holder, and (ii) any Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of the shares referenced in clause (i), excluding in all cases, however, any Registrable Securities sold by a Person in a transaction in which such Person’s rights under Section 2 hereof are not assigned or any shares for which registration rights have terminated.

“Right of Co-Sale” means the right, but not an obligation, of a Key Holder or Management Stockholder to participate in a Proposed Transfer on the terms and conditions specified in the Proposed Transfer Notice.

“Right of First Refusal” means the right, but not an obligation, of a Key Holder or the Company, as the case may be, or his, her or its permitted transferees or assigns, to purchase some or all of the Transfer Stock with respect to a Proposed Transfer, on the terms and conditions specified in the Proposed Transfer Notice.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Secondary Notice” means written notice from the Company notifying the selling Key Holder and the other Key Holder that the Company does not intend to exercise its Right of First Refusal as to all shares of Transfer Stock with respect to any Proposed Transfer.

“Secondary Refusal Right” means the right, but not an obligation, of each Key Holder to purchase up to its pro rata portion (based upon the total number of shares of Common Stock then held by all Key Holders) of Transfer Stock not purchased pursuant to the Company’ s Right of First Refusal, on the terms and conditions specified in the Proposed Transfer Notice.

“Transfer Stock” means shares of Common Stock subject to a Proposed Transfer.

2.  Registration Rights.  The Company covenants and agrees as follows:

2.1.           Participation in Subsequent Registration Rights.  So long as either Key Holder remains a Key Holder, from and after the date of this Agreement, the Company shall not, without the prior written consent of each Key Holder, enter into any agreement with any stockholder or prospective stockholder of any securities of the Company which would grant such stockholder or prospective stockholder registration rights in respect of Registrable Securities, unless the Company shall thereunder grant each Key Holder registration rights identical to the most favorable registration rights provided to any other stockholder or prospective stockholder of any securities of the Company.

3.           Information Rights.

3.1.           Delivery of Financial Statements.  So long as EnerTech owns one percent (1.0%) of the issued and outstanding capital stock of the Company, the Company shall deliver to EnerTech or its Affiliate, as the case may be:

(a)  as soon as practicable, but in any event within ninety (90) days after the end of each fiscal year of the Company, a balance sheet and income statement as of the last day of such year; a statement of cash flows for such year and a comparison between the actual figures for such year, the comparable figures for the prior year and the comparable figures included in the Budget (as defined below) for such year, with an explanation of any material differences between them and a schedule as to the sources and applications of funds for such year, such year-end financial reports to be in reasonable detail, prepared in accordance with GAAP, of the Company;

(b)  as soon as practicable, but in any event within forty-five (45) days after the end of each of the first three (3) quarters of each fiscal year of the Company, an unaudited income statement, schedule as to the sources and application of funds for such fiscal quarter, an unaudited balance sheet and a statement of stockholder’s equity as of the end of such fiscal quarter;

(c)   as soon as practicable, but in any event with forty-five (45) days after the end of each of the first three (3) quarters of each fiscal year of the Company, a statement showing the number of shares of each class and series of capital stock and securities convertible into or exercisable for shares of capital stock outstanding at the end of the period, the number of common shares issuable upon conversion or exercise of any outstanding securities convertible or exercisable for common shares and the exchange ratio or exercise price applicable thereto and number of shares of issued stock options and stock options not yet issued but reserved for issuance, if any, all in sufficient detail as to permit EnerTech or its Affiliate to calculate its percentage equity ownership in the Company and certified by the Chief Financial Officer or Chief Executive Officer of the Company as being true, complete and correct;

(d)  as soon as practicable, but in any event within thirty (30) days of the end of each month, an unaudited income statement, an unaudited profit or loss statement;

(e)  as soon as practicable, but in any event thirty (30) days prior to the end of each fiscal year, a budget and business plan for the next fiscal year (collectively, the “Budget”), prepared on a monthly basis, including balance sheets and sources and applications of funds statements for such months and, as soon as prepared, any other budgets or revised budgets prepared by the Company;

(f)  with respect to the financial statements called for in subsections (a) and(b) of this Section 3.1, an instrument executed by the Chief Financial Officer and President or Chief Executive Officer of the Company and certifying that such financials were prepared in accordance with GAAP consistently applied with prior practice for earlier periods (with the exception of footnotes that may be required by GAAP) and fairly present the financial condition of the Company and its results of operation for the periods specified therein, subject to year-end audit adjustment;

(g) such other information relating to the financial condition, business, prospects or corporate affairs of the Company as EnerTech or any assignee of EnerTech may from time to time reasonably request, provided, however, that the Company shall not be obligated under this subsection (g) or any other subsection of Section 3.1 to (i) provide information which the Company reasonably deems in good faith to be a trade secret or similar confidential information (unless covered by an enforceable confidentiality agreement, in form acceptable to the Company) or (ii) would adversely affect the attorney-client privilege between the Company and its counsel;

(h) if for any period the Company shall have any subsidiary whose accounts are consolidated with those of the Company, then in respect of such period the financial statements delivered pursuant to the foregoing sections shall be the consolidated and consolidating financial statements of the Company and all such consolidated subsidiaries.

(i) notices describing in reasonable detail any claim, action, suit, proceeding, arbitration, complaint, charge or investigation pending or to the knowledge of the Company threatened against the Company or any officer or director of the Company involving the Company or any default or breach by any party under any agreement of the Company as soon as practicable, but in any event within five (5) days after the Company becomes aware of such litigation or contract default.

3.2.           Inspection.  So long as EnerTech owns one percent (1.0%) of the issued and outstanding capital stock of the Company, the Company shall permit, at EnerTech’s expense, EnerTech to visit and inspect the Company’s properties, to examine its books of account and records and to discuss the Company’s affairs, finances and accounts with its officers, all at such reasonable times as may be reasonably requested by at EnerTech; provided, however, that the Company shall not be obligated pursuant to this Section 3.2 to provide access to any information which it reasonably considers to be a trade secret or similar confidential information (unless covered by an enforceable confidentiality agreement in a form acceptable to the Company) or would adversely affect the attorney-client privilege between the Company and its counsel.

3.3.           Termination of Information and Inspection Covenants.  The covenants set forth in Section 3.1 and Section 3.2 shall terminate as to EnerTech and be of no further force or effect immediately prior to the consummation of the sale of shares of Common Stock in the Company’s IPO or when the Company first becomes subject to the periodic reporting requirements of Sections 12(g) or 15(d) of the Exchange Act, unless EnerTech ceases to own one percent (1.0%) of the issued and outstanding capital stock of the Company prior to the occurrence of such events, in which case the covenants shall terminate as of the date that EnerTech no longer owns one percent (1.0%) of the issued and outstanding capital stock of the Company.

3.4.           Confidentiality.  Each Stockholder agrees that such Stockholder will keep confidential and will not disclose, divulge or use for any purpose, other than to monitor its investment in the Company, any confidential information obtained from the Company pursuant to the terms of this Agreement, unless such confidential information (i) is known or becomes known to the public in general (other than as a result of a breach of this Section 3.4 by such Stockholder), (ii) is or has been independently developed or conceived by the Stockholder without use of the Company's confidential information or (iii) is or has been made known or disclosed to the Stockholder by a third party without a breach of any obligation of confidentiality such third party may have to the Company; provided, however, that a Stockholder may disclose confidential information (a) to its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with monitoring its investment in the Company, (b) to any prospective purchaser of any Registrable Securities from such Stockholder as long as such prospective investor agrees to be bound by the provisions of this Section 3.4, (c) to any Affiliate, partner, member, stockholder or wholly owned subsidiary of such Stockholder in the ordinary course of business, as long as such Affiliate, partner, member stockholder or wholly owned subsidiary of such Stockholder agrees to be bound by the provisions of this Section 3.4, or (d) as may otherwise be required by law, provided that the Stockholder takes reasonable steps to minimize the extent of any such required disclosure.  The Company, EnerTech, and the Stockholders hereby acknowledge that EnerTech invests in numerous companies, some of which may be competitive with the Company’s business.  The Company, EnerTech and the Stockholders agree that EnerTech shall not be liable for any claim arising out of, or based upon, (i) the investment by EnerTech in any entity competitive to the Company, (ii) actions taken by any partner, officer or other representative of EnerTech to assist any such competitive company, whether or not such action was taken as a board member of such competitive company, or otherwise, and whether or not such action has a detrimental effect on the Company, unless such claim arises directly from the EnerTech’s misuse of confidential information in material breach of this Section 3.4.

4.           Right of First Offer on Company Offerings

4.1.           Right of First Offer.  Subject to the terms and conditions specified in this Section 4.1, and applicable securities laws, in the event the Company proposes to offer or sell any New Securities other than the Common Stock to be issued under the Purchase Agreement, the Company shall first make an offering of such New Securities to EnerTech and Acorn (collectively, the “Offerees”, and individually, an “Offeree”) in accordance with the following provisions of this Section 4.1.  An Offeree shall be entitled to apportion the right of first offer hereby granted it among itself and its partners, members and Affiliates in such proportions as they each deem appropriate.

(a)  The Company shall deliver a notice, in accordance with the provisions of Section 10.5 hereof,  (the “Offer Notice”) to the Offerees stating (i) its bona fide intention to offer such New Securities, (ii) the number of such New Securities to be offered, and (iii) the price and terms, if any, upon which it proposes to offer such New Securities.

(b)  By written notification received by the Company, within twenty (20) calendar days after mailing of the Offer Notice, an Offeree may elect to purchase or obtain, at the price and on the terms specified in the Offer Notice, up to that portion of such New Securities which equals the proportion that the number of shares of Common Stock issued and then held by such Offeree bears to the total number of shares of Common Stock of the Company issued and then held by all the Stockholders.

(c)  In the event that the Company proposes to offer New Securities contingently, each Offeree will be issued warrants (“Contingent Warrants”) to purchase its pro rata portion of equity securities which may be purchased pursuant to such New Securities, or into which such New Securities may become convertible, as the case may be, in lieu of receiving such New Securities on the same terms as stated in the Offer Notice. The exercise of such Contingent Warrants will be subject to the same contingencies as the New Securities proposed to be offered. An Offeree must exercise such Contingent Warrants within twenty (20) calendar days after the Company has properly delivered a notice to the Offeree, in accordance with Section 10.5 hereof, that such Contingent Warrants may be exercised.

(d)  If the consideration proposed to be paid for New Securities is in property, services or other non-cash consideration, the value of the consideration shall be as agreed in good faith by the Offeree and the Company. If the Offeree and the Company fail to agree in good faith as to the value of such consideration, the price paid for such offered New Securities shall be deemed to be the value of such consideration as calculated in accordance with GAAP.

(e)  The right of first offer in this Section 4.1 shall not be applicable to: (i) the shares of Common Stock properly issued or deemed issued to employees or directors of, or consultants to, the Company or any of its subsidiaries pursuant to the Stock Option Plan (as defined in Section 8); or (ii) securities issued in connection with any stock split or stock dividend of the Company.

(f)  The right of first offer set forth in this Section 4.1 may not be assigned or transferred except that such right is assignable by an Offeree to any of its Affiliates.

4.2.           Termination.

(a)  The provisions of this Section 4 shall terminate upon the first to occur of (i) the consummation of an IPO or (ii) a failure by an Offeree to elect to purchase a portion of New Securities to which it is entitled under Section 4.1(b), or to exercise its Contingent Warrants, if any, as provided under Section 4.1(c); provided, however, in the case of the immediately preceding clause (ii) this Section 4 shall terminate only as to the Offeree who has failed to so elect or exercise.

4.3.            Management Stockholders’ Rights.  The parties hereto acknowledge that certain Management Stockholders have a right of first offer to purchase New Securities of the Company under the terms of their individual option agreements entered into in connection with the Stock Option Plan, and the Company shall coordinate the administration of the right of first offer described in Section 4.1 with the right of first offer held by such Management Stockholders.

5.           Rights of Refusal and Co-Sale

5.1.           Company Right of First Refusal.  Each Stockholder hereby unconditionally and irrevocably grants to the Company a Right of First Refusal to purchase all or any portion of Transfer Stock that such Stockholder may propose to transfer in a Proposed Transfer, at the same price and on the same terms and conditions as those offered to the Prospective Transferee. Each Stockholder proposing to make a Proposed Transfer must deliver a Proposed Transfer Notice to the Company and the Key Holders, not later than 10 days prior to the consummation of such Proposed Transfer.  Such Proposed Transfer Notice shall contain the material terms and conditions of the Proposed Transfer and the identity of the Prospective Transferee.  The Company must exercise its Right of First Refusal under this Section 5.1 by giving a Company Notice to such selling holder of Common Stock within fifteen (15) days after delivery of the Proposed Transfer Notice.

5.2.           Secondary Refusal Right of Key Holders.

(a)  Each Key Holder hereby unconditionally and irrevocably grants to the other Key Holder a Secondary Refusal Right to purchase the shares of Key Holder Stock not purchased by the Company pursuant to the Company’s Right of First Refusal under Section 5.1, as provided in this Section 5.2.  If the Company does not intend to exercise its Right of Refusal under Section 5.1 with respect to all Key Holder Stock subject to a Proposed Transfer, the Company must deliver a Secondary Notice to the other Key Holder to that effect no later than fifteen (15) days after the selling Key Holder delivers the Proposed Transfer Notice to the Company.  To exercise its Secondary Refusal Right, a Key Holder must deliver a Key Holder Secondary Notice to the selling Key Holder and the Company within ten (10) days after the deadline for delivery of the Secondary Notice.

(b)  Each Stockholder that is not a Key Holder hereby unconditionally and irrevocably grants to the Key Holders a Secondary Refusal Right to purchase up to each Key Holder’s pro rata portion (based upon the total number of shares of each Key Holder’s Stock) of the Stockholder’s stock not purchased by the Company pursuant to the Company’s Right of First Refusal under Section 5.1, as provided in this Section 5.2.  If the Company does not intend to exercise its Right of Refusal under Section 5.1 with respect to all of the selling Stockholder’s Common Stock subject to a Proposed Transfer, the Company must deliver a Secondary Notice to the Key Holders to that effect no later than fifteen (15) days after the selling Stockholder delivers the Proposed Transfer Notice to the Company.  To exercise its Secondary Refusal Right, a Key Holder must deliver a Key Holder Secondary Notice to the selling Stockholder and the Company within ten (10) days after the deadline for delivery of the Secondary Notice.

5.3.           Consideration; Closing.  If the consideration proposed to be paid for the Transfer Stock is in property, services or other non-cash consideration, the fair market value of the consideration shall be determined in good faith by the Company’s Board of Directors.  If the Company or any Key Holder cannot for any reason pay for the Transfer Stock in the same form of non-cash consideration, the Company or such Key Holder may pay the cash value equivalent thereof, as determined by the Board of Directors.  The closing of the purchase of Transfer Stock by the Company and/or the other Key Holder, as the case may be, shall take place, and all payments from the Company and/or the other Key Holder, as the case may be, shall have been delivered to the selling Stockholder by the later of (i) the date specified in the Proposed Transfer Notice as the intended date of the Proposed Transfer and (ii) forty-five (45) days after delivery of the Proposed Transfer Notice.

5.4.           Right of Co-Sale.

(a)  If any Transfer Stock subject to a Proposed Transfer by a Stockholder is not purchased pursuant to Sections 5.1 and 5.2 above and thereafter is to be sold to a Prospective Transferee, a Key Holder or Management Stockholder may elect to exercise its Right of Co-Sale and participate on a pro-rata basis in the Proposed Transfer on the same terms and conditions specified in the Proposed Transfer Notice.  A Key Holder or Management Stockholder who desires to exercise its Right of Co-Sale must give the selling Stockholder written notice to that effect within fifteen (15) days after the deadline for delivery of the Key Holder Secondary Notice as described above, and upon giving such notice such Key Holder or Management Stockholder shall be deemed to have effectively exercised the Right of Co-Sale.

(b)  Each Key Holder or Management Stockholder who timely exercises its Right of Co-Sale by delivering the written notice provided for above in Section 5.4(a) may include in the Proposed Transfer all or any part of his, her or its Common Stock equal to the product obtained by multiplying (i) the aggregate number of shares of Stockholder Common Stock subject to the Proposed Transfer (excluding shares purchased by the Company pursuant to the Right of First Refusal of the Company) by (ii) a fraction, the numerator of which is the number of shares of Common Stock owned by such Key Holder or Management Stockholder immediately before consummation of the Proposed Transfer  and the denominator of which is the total number of shares of Common Stock owned, in the aggregate, by all Stockholders immediately prior to the consummation of the Proposed Transfer.  To the extent a Key Holder or Management Stockholder exercises such right of participation in accordance with the terms and conditions set forth herein, the number of shares of Common Stock that the selling Stockholder may sell in the Proposed Transfer shall be correspondingly reduced.

(c)  Each participating Key Holder or Management Stockholder shall effect its participation in the Proposed Transfer by delivering to the transferring Stockholder, no later than fifteen (15) days after such Key Holder’s or Management Stockholder’s exercise of the Right of Co-Sale, one or more stock certificates, properly endorsed for transfer to the Prospective Transferee, representing the number of shares of Common Stock that such Key Holder or Management Stockholder elects to include in the Proposed Transfer.

(d)  The terms and conditions of any sale pursuant to this Section 5.4 will be memorialized in, and governed by, a written purchase and sale agreement with customary terms and provisions for such a transaction.

(e)  Each stock certificate a participating Key Holder or Management Stockholder delivers to the selling Stockholder pursuant to subparagraph (c) above will be transferred to the Prospective Transferee against payment therefor in consummation of the sale of the Transfer Stock pursuant to the terms and conditions specified in the Proposed Transfer Notice and the purchase and sale agreement, and the selling Stockholder shall concurrently therewith remit to the appropriate Key Holder or Management Stockholder the portion of the sale proceeds to which such Key Holder or Management Stockholder is entitled by reason of its participation in such sale.  If any Prospective Transferee or Transferees refuse(s) to purchase securities subject to the Right of Co-Sale from a Key Holder or Management Stockholder exercising its Right of Co-Sale hereunder, no Stockholder may sell any Common Stock to such Prospective Transferee or Transferee unless and until, simultaneously with such sale, such selling Stockholder purchases all securities subject to the Right of Co-Sale from such other Stockholders.

(f)  If any Proposed Transfer is not consummated within forty-five (45) days after receipt of the Proposed Transfer Notice by the Key Holders, the Management Stockholders, or the Company, as the case may be, the Stockholder proposing the Proposed Transfer may not sell any of its Common Stock unless it first complies in full with each provision of this Section 5.  The exercise or election not to exercise any right by any Key Holder or Management Stockholder hereunder shall not adversely affect its right to participate in any other sales of Transfer Stock subject to this Section 5.4.

5.5.           Drag-Along Right.

(a)  In the event that any Key Holder owns more than fifty percent (50%) of the Company’s issued and outstanding capital stock and such Key Holder desires to accept a bona fide offer (a "Purchase Offer") from any person or persons, other than an Affiliate or another Stockholder, to purchase all (a "Divestiture") the shares of Common Stock then held by such Key Holder, then such Key Holder shall promptly deliver to each of the other Stockholders a written notice (the "Purchase Offer Notice") stating such Key Holder’s intention to sell such shares pursuant to such Purchase Offer and setting forth the terms and conditions of such Purchase Offer, including, without limitation, the identity of the proposed purchaser and the amount and type of consideration to be paid therefor.  The Purchase Offer Notice shall include a copy of any written offer, letter of intent, term sheet or contract of sale pertaining to the Purchase Offer.

(b)  In connection with a Divestiture, any Key Holder owning more than fifty percent (50%) of the Company’s issued and outstanding capital stock shall have the right ("Drag Along Right") to require each other Stockholder to participate in such sale of Common Stock by such Key Holder on the terms and conditions set forth in the Purchase Offer Notice (which shall be the same terms and conditions (on a per share basis) as are applicable to such Key Holder’s sale of shares of Common Stock to the proposed purchaser).  Such Drag Along Right shall be exercisable by such Key Holder including in its Purchase Offer Notice a statement to the effect that such Key Holder elects to exercise its Drag Along Right in connection with the proposed sale.  At any time prior to the closing of such sale, such Key Holder may withdraw its election to exercise its Drag Along Right upon written notice to the Stockholders.

(c)  The closing of the purchase and sale of any shares of Common Stock to be sold pursuant to the Drag Along Right shall occur concurrently with the closing of the sale of the shares of the Common Stock by the Key Holder owning more than fifty percent (50%) of the Company’s issued and outstanding capital stock, which shall be a date not less than sixty (60) days after the giving of the Purchase Offer Notice.  At any such closing, each Stockholder  shall deliver to the purchaser a certificate or certificates representing the number of shares of Common Stock to be sold by such Stockholder, duly endorsed in blank or accompanied by a duly executed stock power in blank, with signatures duly guaranteed and all requisite stock transfer stamps affixed thereto.  All Stockholders shall be treated equally under this Section 5.5.  It shall be a condition of the obligation to sell under this Section 5.5 that all facts and circumstances and all material aspects of any transaction under this Section 5.5 shall be disclosed.  The provisions of this Section 5.5 shall terminate upon an IPO.

5.6.           Effect of Failure to Comply.

(a)  Any Proposed Transfer not made in compliance with the requirements of this Agreement shall be null and void ab initio, shall not be recorded on the books of the Company or its transfer agent and shall not be recognized by the Company.  Each party hereto acknowledges and agrees that any breach of this Agreement would result in substantial harm to the other parties hereto for which monetary damages alone could not adequately compensate.  Therefore, the parties hereto unconditionally and irrevocably agree that any non-breaching party hereto shall be entitled to seek protective orders, injunctive relief and other remedies available at law or in equity (including, without limitation, seeking specific performance or the rescission of purchases, sales and other transfers of Common Stock not made in strict compliance with this Agreement).

(b)  If any Stockholder becomes obligated to sell any Common Stock to the Company under this Agreement and fails to deliver such Common Stock in accordance with the terms of this Agreement, the Company may, at its option, in addition to all other remedies it may have, send to such Stockholder the purchase price for such Common Stock as is herein specified and cancel on its books the certificate or certificates representing the Common Stock to be sold.

(c)  If any Stockholder purports to sell any Common Stock in contravention of the terms of this Agreement (a “Prohibited Transfer”), the Company or a Key Holder, as the case may be, in addition to such remedies as may be available by law, in equity or hereunder, is entitled to require the following actions of such Stockholder, and such Stockholder will be bound by the terms of such option:

(i)           If a Stockholder makes a Prohibited Transfer, a Key Holder or the Company, as the case may be, who timely exercises his, her or its Right of First Refusal under Sections 5.1 and 5.2 may require such Stockholder, to sell to the other Key Holder or the Company, as the case may be, the number of shares of Common Stock that such other Key Holder or the Company, as the case may be, would have been entitled to purchase under Sections 5.1 and 5.2 had the Prohibited Transfer been effected pursuant to and in compliance with the terms of Sections 5.1 and 5.2.

(ii)           If a Key Holder makes a Prohibited Transfer, the other Key Holder that timely exercises its Right of Co-Sale under Section 5.4 may require such Key Holder to purchase from it the number of shares of Common Stock that such Key Holder would have been entitled to sell to the Prospective Transferee under Section 5.4 had the Prohibited Transfer been effected pursuant to and in compliance with the terms of Section 5.4.

In each case, the sale will be made on the same terms and subject to the same conditions as would have applied had the Stockholder not made the Prohibited Transfer, except that the sale (including, without limitation, the delivery of the shares or the purchase price, as the case may be) must be made within ninety (90) days after the Company or the other Key Holder, as the case may be, learns of the Prohibited Transfer, as opposed to the timeframe proscribed in Sections 5.1, 5.2, 5.3, 5.4, or 5.5 as the case may be.  Such Stockholder shall also reimburse the other Key Holder and the Company, as the case may be, for any and all fees and expenses, including legal fees and expenses, incurred pursuant to the exercise or the attempted exercise of the Key Holder’s or the Company’s, as the case may be, rights under Sections 5.1, 5.2, 5.3, 5.4, or 5.5 as the case may be.

5.7.           Assistance with Pledging of Interests.  The rights of the Company and the Key Holders under this Section 5 shall not pertain or apply to any pledge by a Key Holder of its Common Stock which creates a mere security interest in such Common Stock. The Company shall consent to any pledging of any Key Holder’s Common Stock and other matters customarily requested of the Key Holders by the Key Holders’ lenders; provided that any pledge of Common Stock shall be contingent upon the pledgee providing a written instrument to the Company agreeing in writing that its lien is subject to the terms of this Agreement.

6.           Exempt Transfers.

6.1.           Transfers to Affiliates, Etc.  Notwithstanding the foregoing or anything to the contrary herein, the provisions of Sections 5.1, 5.2 and 5.4 shall not apply: (i) in the case of a Key Holder that is an entity, upon a transfer by such Key Holder to its stockholders, members, partners or other equity holders, (ii) to a repurchase of Common Stock from a Key Holder by the Company at a price no greater than that originally paid by such Key Holder for such Common Stock and pursuant to an agreement containing vesting and/or repurchase provisions approved by a majority of the Board of Directors, or (iii) to the sale or transfer of Common Stock between Key Holders and their respective Affiliates; provided, however, that such transfer shall be contingent upon the transferee providing a written instrument to the Company notifying the Company of such transfer and assignment and agreeing in writing to be bound by the terms of this Agreement; and provided further, notwithstanding any such permitted transfer, such transferred Common Stock shall remain Common Stock and Key Holder Stock for all purposes hereunder, and such transferee shall be treated as a Key Holder, as the case may be, (but only with respect to the securities so transferred to the transferee) for all purposes of this Agreement (including the obligations of a Key Holder with respect to Proposed Transfers of such Capital Stock pursuant to Section 5); and provided, further, in the case of any transfer pursuant to clause (i), that such transfer is made pursuant to a transaction in which there is no consideration actually paid for such transfer.

6.2.           Public Offering.  Notwithstanding the foregoing or anything to the contrary herein, the provisions of Section 5 shall not apply to the sale of any Common Stock to the public in an IPO, and the provisions of Section 5 shall terminate and be of no further force or effect upon (a) the consummation of the IPO, or (b) the Company first becoming subject to the periodic reporting requirements of Sections 12(g) or 15(d) of the Exchange Act, whichever event shall first occur.

7.           Key Holder Buy/Sell.

7.1.           Triggering Notice.  Either Key Holder (such Key Holder, the “Triggering Key Holder”) may deliver a written notice in accordance with the provisions of Section 10.5 hereof,  (a “Triggering Notice”) to the other Key Holder (the “Responding Key Holder”) and in such event will also deliver a copy of the Triggering Notice to the Management Stockholders in accordance with the provisions of Section 10.5 hereof stating: (i) its intent to commence a purchase or sale of Key Holder Stock under this Section 7 and (ii) the per-share price (the “Per-Share Buy/Sell Price”) which will be applicable to such transaction.

7.2.           Response Notice and Election Notice.  Within 90 days of the delivery of a Triggering Notice, the Responding Key Holder shall deliver a written notice in accordance with the provisions of Section 10.5 (the “Response Notice”) to the Triggering Key Holder stating whether the Responding Key Holder has elected: (i) to  purchase the entirety of the Triggering Key Holder’s Common Stock at the Per-Share Buy/Sell Price or (ii) to sell the entirety of its Common Stock to the Triggering Key Holder at the Per-Share Buy/Sell Price.  Within 90 days of the delivery of a Triggering Notice, Management Stockholders shall have the right to deliver written notices in accordance with the provisions of Section 10.5 (the “Election Notice”) to the Triggering Key Holder and Responding Key Holder stating the Management Stockholders’ intent to exercise its right to tag along and sell the Management Stockholders’ Common Stock in accordance with the terms of this Section 7.  Management Stockholders who elect to exercise their right to tag along and sell their shares of Common Stock after delivering such Election Notice shall sell their shares of Common Stock to whichever one of the Triggering Key Holder and Responding Key Holder is the purchaser of the Common Stock as described in Section 7.3 in accordance with the terms and purchase price set forth in the Triggering Notice.  The Management Stockholders’ tag along rights set forth in this Section 7.2 shall not be applicable to (i) the shares of Common Stock properly issued or deemed issued to employees or directors of, or consultants to, the Company or any of its subsidiaries pursuant to the Stock Option Plan (as defined in Section 8); or (ii) securities issued in connection with any stock split or stock dividend of the Company relating to the shares of Common Stock described in clause (i) of this Section 7.2.

7.3.           Cure Period.  If no Response Notice is delivered within 90 days of a Triggering Notice, the Triggering Key Holder shall deliver a written notice in accordance with the provisions of Section 10.5 (the “Cure Period Notice”) to the Responding Key Holder stating that the Responding Key Holder has failed to deliver a Response Notice and stating that the Responding Key Holder (with a copy to the Management Stockholders) has 15 days from delivery of the Cure Period Notice (the “Cure Period”) to deliver a Response Notice to the Triggering Key Holder. If the Responding Key Holder does not deliver a Response Notice within the Cure Period, the Triggering Key Holder shall, at its sole option, within ten days of the conclusion of the Cure Period elect:  (i) to  purchase the entirety of the Responding Key Holder’s Common Stock at the Per-Share Buy/Sell Price or (ii) to sell the entirety of its Common Stock to the Responding Key Holder at the Per-Share Buy/Sell Price.  The Management Stockholders who earlier delivered an Election Notice shall sell their shares of Common Stock to the purchaser as determined by the immediately preceding sentence.  The Key Holders and the Management Stockholders who earlier delivered an Election Notice shall thereupon effect a Closing of a sale or purchase in accordance with the provisions of Section 7.4 pursuant to the terms of the preceding sentence.

7.4.           Closing.  The closing of a sale or purchase under this Section 7 shall take place, and stock certificates representing all of the shares of Common Stock of the Selling Key Holder and Management Shareholders who delivered an Election Notice, properly endorsed for transfer to the purchasing Key Holder, as well as all payments from the purchasing Key Holder shall have been delivered to the selling Key Holder and Management Shareholders who delivered an Election Notice within forty-five (45) days after delivery of the Response Notice, the Cure Period Notice or the expiration of the Cure Period, as the case may be.

8.           Stock Option Plan.  Notwithstanding the foregoing or anything to the contrary herein, the provisions of Sections 4 and 5 shall not apply to the issuance of options under the Company’s 2008 Stock Option Plan a management option plan (the “Stock Option Plan”), provided that: (i) the total Company equity available for issuance under the Stock Option Plan will not exceed 12.5% ownership of the Company, on a fully diluted basis following Closing (as defined in the Purchase Agreement); (ii) the exercise price per share for any options issued under the Stock Option Plan on or after the date hereof will be equal to or greater than the price per share paid by EnerTech under the Purchase Agreement; and (iii) the option pool under the Stock Option Plan shall not be increased without EnerTech’s written consent.

9.           Additional Covenants.

9.1.           Insurance.  Acorn Energy maintains Directors and Officers Errors and Omissions insurance pursuant to a policy of insurance substantially in the form provided to EnerTech. The Company and Acorn Energy will use reasonable best efforts to cause such insurance policy to be maintained until such time as the Board of Directors of the Company determines that such insurance should be discontinued. The policy shall not be cancelable by Acorn Energy without prior approval of the Board of Directors.

9.2.           Employee Agreements.  The Company will cause each person now or hereafter employed by it or any subsidiary (or engaged by the Company or any subsidiary as a consultant/independent contractor) with access to confidential information and/or trade secrets to enter into a proprietary information, inventions, non-competition and non-solicitation agreement substantially in the form approved by the Board of Directors and satisfactory to the Stockholders.

9.3.           Employee Vesting.  All future employees and consultants of the Company who shall purchase, or receive options to purchase, shares of the Company’s capital stock following the date hereof shall be required to execute stock purchase or option agreements providing for vesting of shares over a four-year period with the first 25% of such shares vesting following 12 months of continued employment or services after the grant date of each such security, and the remaining shares vesting in equal quarterly installments over the following 36 months. The issuance or transfer of any options to purchase shares of the Company’s capital stock shall be contingent upon the holder or transferee becoming a party to this Agreement by executing and delivering an additional counterpart signature page to this Agreement, and thereafter such holder or transferee shall be deemed a “Stockholder” for all purposes hereunder.

9.4.           Board of Directors.  Each Stockholder agrees to vote all of his, her or its shares of voting securities in the Company, whether now owned or hereafter acquired or which such Stockholder may be empowered to vote, from time to time and at all times, in whatever manner shall be necessary to ensure that at each annual or special meeting of stockholders at which an election of directors is held or pursuant to any written consent of the stockholders, the following persons shall be elected to the Board: five to seven individuals designated in the following proportions: (i) one designee of EnerTech, for so long as EnerTech remains a Key Holder , (ii) two designees of Acorn Energy, (iii) one to three outside directors designated by the Stockholders voting together as a single class, and (iv) the chief executive officer of the Company.

9.5.           Meetings of the Board of Directors.  The Board shall meet no less frequently than once every quarter, with monthly telephone conversations on an as-needed basis.  Each authorized committee of the Board shall include the director elected by EnerTech.  EnerTech shall be entitled to appoint an observer, who is approved by the Company’s Chief Executive, to all Board meetings.  The Company will reimburse non-employee directors for all reasonable out-of-pocket expenses incurred in attending board and committee meetings.

9.6.           Successor Indemnification. In the event that the Company or any of its successors or assigns (i) consolidates with or merges into any other entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person or entity, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of the Company assume the obligations of the Company with respect to indemnification of members of the Board of Directors as in effect immediately prior to such transaction, whether in the Company’s bylaws, Certificate of Incorporation, or elsewhere, as the case may be.

9.7.           Transactions with Related Parties.  The Company shall not enter into any business dealing, undertaking, contract, agreement, lease or other arrangement for the furnishing to or by the Company of goods, services or space or any other transaction with any Stockholder or any Affiliate of any Stockholder (an “Affiliate Contract”) and shall not take any action pertaining to the rights and obligations of the Company under such Affiliate Contract, without the approval of a majority of the disinterested members of the Company’s Board of Directors.

9.8.           Actions Requiring Majority Stockholder Approval.  Consent of the Stockholders holding a majority of the outstanding voting shares of Common Stock, which Stockholders must include EnerTech, provided that (x) EnerTech holds 5% or more of the Company’s issued and outstanding Common Stock and (y) EnerTech has exercised all of its rights under Section 4 to acquire New Securities prior to the termination of such rights under Section 4.2, shall be required for any action that (including by way of merger, consolidation, reclassification, reorganization or other similar event) creates, authorizes, or issues: (i) any class of stock or securities of the Company having any right, preference, privilege, power or priority superior to the Common Stock, or (ii) any debt or lease transaction resulting in an obligation to the Company, in the aggregate, in excess of $3,000,000.

9.9.           Actions Requiring Super-Majority Stockholder Approval.  Consent of the holders of more than 67% of the outstanding voting shares of the Common Stock shall be required for any action that (including by way of merger, consolidation, reclassification, reorganization or other similar event):

(a) increases or decreases the number of authorized shares of Common Stock or creates or authorizes any obligation or security convertible into shares of Common Stock,

(b) liquidates, dissolves or winds up the business and affairs of the Company or consents to any of the foregoing,

(c) amends or waives any provision of the charter, by-laws or articles of the Company in a manner which adversely affects the holders of the Common Stock,

(d) acquires any other corporation or entity,

(e) adversely alters, affects or changes the rights, preferences, privileges, powers, or interests of, or the restrictions provided for the benefit of, the holders of  the Common Stock,

(f) creates, authorizes shares of, or issues shares of any class or series of shares stock having any right, preference, privilege, power or priority on parity with the Common Stock,

(g) effects or authorizes any merger, recapitalization, reorganization, acquisition, consolidation, liquidation, winding up, or sale of all or substantially all of the assets of the Company,

(h) makes any loan or advance to, or own any stock or other securities of, any subsidiary or other corporation, partnership, or other entity unless it is wholly owned by the Company;

(i)  makes any loan or advance to any person, including, any employee or director,

(j)  guarantees any indebtedness except for trade accounts of the Company or any subsidiary arising in the ordinary course of business,

(k) makes any investment other than investments in prime commercial paper, money market funds, certificates of deposit in any United States bank having a net worth in excess of $100,000,000 or obligations issued or guaranteed by the United States of America, in each case having a maturity not in excess of two years, or

(l) enters into or causes the Company to be a party to any transaction with any director, officer or employee of the Company or any “associate” (as defined in Rule 12b-2 promulgated under the Exchange Act) of any such person or any Affiliate of the Company.

9.10.        Termination of Covenants.  The covenants set forth in this Section 9, shall terminate and be of no further force or effect upon (a) the consummation of the IPO, or (b) the Company first becoming subject to the periodic reporting requirements of Sections 12(g) or 15(d) of the Exchange Act, whichever event shall first occur.

10.           Miscellaneous.

10.1.        Transfers, Successors and Assigns.  The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties.  Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

10.2.        Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without regard to its principles of conflicts of laws.

10.3.        Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  This Agreement may also be executed and delivered by facsimile signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.4.        Titles and Subtitles.  The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

10.5.        Notices.  All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given:  (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.  All communications shall be sent to the respective parties at their address as set forth on the signature page or Schedule A hereto, or to such email address, facsimile number or address as subsequently modified by written notice given in accordance with this Section 10.5.

If notice is given to the Company or Acorn Energy, a copy shall also be sent to:

CoaLogix Inc.
11701 Mt. Holly Road
Charlotte, NC 28214
Attention: General Counsel

If notice is given to EnerTech, a copy shall also be sent to:

Dechert LLP
Cira Centre
2929 Arch St.
Philadelphia, PA 19104-2808
Fax No. (215) 994-2222
Attention:  Ian A. Hartman, Esq.

10.6.        Amendments and Waivers.  This Agreement may be amended or modified and the observance of any term hereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a written instrument executed by each of the Key Holders, provided that such consent shall not be required if the Key Holders do not then own shares representing at least 50% of the outstanding Common Stock.  Any amendment or waiver so effected shall be binding upon the Company, the Stockholders and all of their respective successors and permitted assigns whether or not such party, assignee or other shareholder entered into or approved such amendment or waiver.  Notwithstanding the foregoing, (a) this Agreement may not be amended or terminated and the observance of any term hereunder may not be waived with respect to any Stockholder without the written consent of such Stockholder unless such amendment, termination or waiver applies to all Stockholders, respectively, in the same fashion and (b) the consent of the Key Holders shall not be required for any amendment or waiver if such amendment or waiver does not apply to the Key Holders.  The Company shall give prompt written notice of any amendment or termination hereof or waiver hereunder to any party hereto that did not consent in writing to such amendment, termination or waiver.  No waivers of or exceptions to any term, condition or provision of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

10.7.        Severability.  The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

10.8.        Additional Stockholders.  Notwithstanding anything to the contrary contained herein, if the Company shall issue additional shares of Common Stock or options under the Stock Option Plan after the date hereof, the Company’s issuance to any purchaser of such shares of Common Stock or recipient of stock options shall be contingent on such purchaser or option holder becoming a party to this Agreement by executing and delivering an additional counterpart signature page to this Agreement and thereafter such purchaser shall be deemed a “Stockholder” for all purposes hereunder.

10.9.        Entire Agreement.  This Agreement (including the Exhibits hereto, if any) and the other Transaction Agreements (as defined in the Purchase Agreement) constitute the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties are expressly canceled.

10.10.      Transfers of Rights.  Each Stockholder hereto hereby agrees that it will not, and may, not assign any of its rights and obligations hereunder, unless such rights and obligations are assigned by such Stockholder to (a) any person or entity to which Registrable Securities are transferred by such Stockholder, or (b) to any Affiliate of such Stockholder, and, in each case, such transferee shall be deemed a “Stockholder” for purposes of this Agreement; provided that such assignment of rights shall be contingent upon the transferee providing a written instrument to the Company notifying the Company of such transfer and assignment and agreeing in writing to be bound by the terms of this Agreement or such transfer or assignment shall be void.

10.11.      Delays or Omissions.  No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.  Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.  All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

10.12.      Effectiveness.  This Agreement shall be effective as of the date hereof.

10.13.      Legend on Stock Certificates.  Each certificate representing shares of Common Stock shall bear a legend substantially in the following form:

“THE SALE, TRANSFER, ASSIGNMENT, PLEDGE OR ENCUMBRANCE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS OF AN AMENDED AND RESTATED STOCKHOLDERS’ AGREEMENT DATED AS OF APRIL 8, 2009 BY AND AMONG THE ISSUER OF THIS SECURITY AND CERTAIN HOLDERS OF THE STOCK OF SUCH CORPORATION.  COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE CORPORATION AT ITS PRINCIPAL EXECUTIVE OFFICE.”

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

COALOGIX INC.:

By:	/s/ William J. McMahon
Name:	William J. McMahon
Title:	CEO

ACORN ENERGY, INC.:

By:	/s/ John A. Moore
Name:	John A. Moore
Title:	CEO

ENERTECH CAPITAL PARTNERS III L.P.

By:	ECP III Management L.P.,
Its general partner

By:	ECP III Management LLC,
Its general partner

By:	/s/ Scott Ungerer
Name:	Scott Ungerer
Title:	CEO

/s/ William J. McMahon
WILLIAM J. MCMAHON

/s/ Michael F. Mattes
MICHAEL F. MATTES

/s/ Frank Wenz
FRANK WENZ

/s/ Michael Cooper
MICHAEL COOPER

/s/ Eric B. Dana
ERIC B. DANA

/s/ Joe B. Cogdell, Jr.
JOE B. COGDELL, JR.

SCHEDULE A
Stockholders

Acorn Energy, Inc.
4 W. Rockland Road
P.O. Box 9
Montchanin, Delaware 19710

EnerTech Capital Partners III L.P.
435 Devon Park Drive
700 Building
Wayne, PA  19087

Management Stockholders

William J. McMahon

Michael F. Mattes

Eric B. Dana

Joe B. Cogdell, Jr.

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